Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB – CRNSF
ENTRY INTO FINANCIAL SERVICES ADVISORY AGREEMENT

Vancouver, B.C. – August 9, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on August 8, 2011, the Company entered into a financial advisory services agreement (the “Advisory Agreement”) with Source Capital Group, Inc. (“SCG”). Under the Advisory Agreement, SCG shall use its best efforts to provide up to USD $80,000,000 in financing (the “Financing”) for the Company and/or its affiliates. The financing may consist of debt (the “Debt Financing”) or equity (the “Equity Financing”) or both. Under the Advisory Agreement, SCG shall be compensated 6% cash and 6% cashless 5 year warrants priced at 100% of any offering price on any Equity Financing raised by SCG. In addition, SCG shall be compensated 3% cash on any Debt Financing raised by SCG.

On executing the Advisory Agreement, the Company paid SCG a USD $10,000 retainer. SCG shall receive an additional USD $10,000 payment from the Company upon completion of offering documents and an investor tracker of qualified investors.

The term of the Advisory Agreement is 120 days from August 8, 2011 (the “Expiration Date”), and will be automatically renewed on a monthly basis until cancelled in writing by either the Company or SCG. The Advisory Agreement may be terminated upon 60 days written notice without cause by either the Company or SCG at any time before the Expiration Date.

During the term of the Advisory Agreement, the Company’s relationship with SCG is exclusive for the Financing. However, the Company may raise up to $500,000 outside of the exclusivity without incurring fees. Upon successful completion of the Financing, SCG shall retain the “right of first refusal” on any additional equity or debt financing within 18 months from the termination of the Advisory Agreement.

In connection with the Financing, the Company agrees to indemnify and hold harmless SCG, its affiliates and each person controlling SCG, and the directors, officers, agents and employees of SCG from and against any losses, claims, damages, judgments, assessments, costs and other liabilities.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

Coronus Solar Inc.	News Release	Page 1 of 1